CERTIFICATE OF AMENDMENT

DATED AUGUST 3, 2010

TO THE

AGREEMENT AND DECLARATION OF TRUST

OF

SWANK ENERGY INFRASTRUCTURE MLP FUND

DATED JANUARY 15, 2010

WHEREAS, the Trustees of Swank Energy Infrastructure MLP Fund, a Delaware statutory trust (the “Trust”), have approved the amendment of the Trust’s Agreement and Declaration of Trust, dated January 15, 2010 (the “Declaration of Trust”), in accordance with Section 12.3 thereof;

WHEREAS, pursuant to this Certificate of Amendment, the name of the Trust will be changed to “The Cushing MLP Infrastructure Fund;”

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1.	The Section 1.1 is amended and restated in its entirety to read as follows:

1.1 Name. This Trust shall be known as the “The Cushing MLP Infrastructure Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determined.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this Certificate of Amendment, to be effective as of the 3rd day of August, 2010.

/s/ Jerry V. Swank
Jerry V. Swank
Trustee

/s/ Brian R. Bruce
Brian R. Bruce
Trustee

/s/ Edward N. McMillan
Edward N. McMillan
Trustee

/s/ Ronald P. Trout
Ronald P. Trout
Trustee